Exhibit 99.1
Gossamer Bio Announces Second Quarter 2025 Financial Results and Provides Business Update
- Topline Results from PROSERA Phase 3 Expected in February 2026 -
- First Site Activations for Planned Registrational Phase 3 SERANATA Study in PH-ILD Expected in the Fourth Quarter of 2025 -
- Cash, cash equivalents and marketable securities totaled $213 million as of June 30, 2025 -

SAN DIEGO—(BUSINESS WIRE)— August 5, 2025 — Gossamer Bio, Inc. (Nasdaq: GOSS), a late-stage, clinical biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD), today announced its financial results for the second quarter ended June 30, 2025, and provided a business update. Gossamer Bio and the Chiesi Group are jointly developing seralutinib under a global collaboration agreement.
"It is an exciting time at Gossamer. We are currently well underway with commercial planning for seralutinib, in partnership with Chiesi Group, as we prepare to evolve from a clinical-stage biotech into a commercial organization. Additionally, we are preparing for the initiation of a global, registrational Phase 3 clinical study in PH-ILD, the SERANATA Study, for which we expect to activate the first clinical sites in the fourth quarter of this year,” said Faheem Hasnain, Chairman, Co-Founder, and CEO of Gossamer Bio.
“And while our potential first-in-class therapeutic, seralutinib, represents the possibility of a multi-billion-dollar opportunity across multiple indications, we recognize the unique significance of the upcoming pivotal readout in PAH as the foundation to that potential franchise. Our team remains duly focused on executing the PROSERA Study with discipline and operational excellence, grounded in our conviction around the strength of the science and the seriousness of the unmet need in PAH. We look forward to sharing topline results in February."
Seralutinib (GB002): Inhaled PDGFR, CSF1R and c-KIT Inhibitor
Pulmonary Arterial Hypertension (PAH)
•    On June 11th, we completed enrollment for the ongoing Phase 3 PROSERA Study with 390 Functional Class II and III PAH patients. The PROSERA Study is a double-blind, placebo-controlled, global registrational clinical trial evaluating seralutinib in PAH patients, on top of background PAH therapy. Patients are randomized 1:1 to either the seralutinib or placebo arms. Patients receive blinded treatment for up to 48 weeks.
•    The primary endpoint of the PROSERA Study is change in six-minute walk distance (6MWD) from baseline as compared to placebo at week 24. Included in the key secondary endpoints is time to clinical worsening, as compared to placebo, up to week 48. In addition to other secondary and exploratory endpoints, safety and tolerability will be evaluated.

•    We expect to announce topline results from the ongoing Phase 3 PROSERA Study in February 2026.
•    On June 16th, we announced select preliminary baseline patient characteristics related to the ongoing PROSERA Study.
Baseline Characteristics: Phase 3 PROSERA Study v. Phase 2 TORREY Study

	PROSERA Phase 3*	TORREY Phase 2
Study Participants	n = 390	n = 86
Mean 6MWD	374 meters	408 meters
Mean NT-proBNP	987 ng/L	628 ng/L
Functional Class III Patients	290 (74%)	36 (42%)
Geographic Distribution	North America: 75 (19%) Rest of World: 315 (81%)	North America: 59 (69%) Rest of World: 27 (31%)
*Baseline characteristics are preliminary and subject to change.
•    One poster related to seralutinib was presented at the American Thoracic Society (ATS) 2025 International Conference, which took place from May 16th through 21st, in San Francisco, California.
o    Seralutinib in Pulmonary Arterial Hypertension: Exploring Mechanisms of Reverse Remodeling Versus Vasodilation | Available Here: https://www.gossamerbio.com/wp-content/uploads/2025/05/poster-ats25a.pdf
Pulmonary Hypertension Associated with Interstitial Lung Disease (PH-ILD)
• We expect to activate the first clinical sites for the global, registrational Phase 3 SERANATA Study in PH-ILD patients in the fourth quarter of 2025.
• The planned SERANATA Study will be a 24-week, randomized, double-blind, placebo-controlled, global clinical trial in PH-ILD patients. Approximately 480 patients will be randomized 1:1:1 to receive either 90mg seralutinib twice-daily, 120mg seralutinib twice-daily or placebo.
• The primary endpoint of the SERANATA Study is change in 6MWD from baseline as compared to placebo at week 24. Key secondary endpoints will include time to clinical worsening and change from baseline in forced vital capacity (FVC).

Financial Results for Quarter Ended June 30, 2025
•Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of June 30, 2025, were $212.9 million. We expect the combination of current cash, cash equivalents and marketable securities will be sufficient to fund our operating and capital expenditures into 2027.
•Revenue from Sale of Licenses and from Contracts with Collaborators: For the quarter ended June 30, 2025, revenue associated with our collaboration with Chiesi was $11.5 million, including $7.6 million of cost reimbursement revenue, compared to $95.8 million for the same period in 2024, which included $88.8 million of revenue related to a one-time sale of license related to the collaboration with Chiesi.

•Research and Development (R&D) Expenses: For the quarter ended June 30, 2025, R&D expenses were $41.6 million, compared to $35.1 million for the same period in 2024.
•General and Administrative (G&A) Expenses: For the quarter ended June 30, 2025, G&A expenses were $8.7 million, compared to $8.7 million for the same period in 2024.
•Net Income (Loss): Net loss for the quarter ended June 30, 2025, was $38.3 million, or $0.17 basic net loss per share, compared to net income of $49.2 million, or $0.22 basic net income per share, for the same period in 2024. The year-over-year change in net income is primarily attributable to the $88.8 million in one-time license revenue recognized in the second quarter of 2024 related to the collaboration with Chiesi.

About Gossamer Bio
Gossamer Bio is a late-stage, clinical biopharmaceutical company focused on the development and commercialization of seralutinib for the treatment of pulmonary arterial hypertension and pulmonary hypertension associated with interstitial lung disease. Its goal is to be an industry leader in, and to enhance the lives of patients living with, pulmonary hypertension.
Forward-Looking Statements
Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the anticipated timing of a data readout from our Phase 3 PROSERA Study; the potential or likelihood for a meaningful data readout from our PROSERA Study; the development potential and market opportunity of seralutinib in PAH, PH-ILD and other indications; the ability to successfully transition to a commercial organization, the anticipated timing on commencing a Phase 3 clinical trial in PH-ILD; and the expected timeframe for funding our operating plan with current cash, cash equivalents and marketable securities. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from unexpected events, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials with seralutinib are not necessarily predictive of future results; the success of Gossamer’s clinical trials and preclinical studies for seralutinib; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of seralutinib that may limit its development, regulatory approval and/or commercialization, or may result in clinical holds, recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for seralutinib; Gossamer’s ability to comply with its obligations in collaboration agreements with third parties or the agreements under which it licenses intellectual property rights from third parties; unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may adversely affect our business and financial condition and the broader economy and biotechnology industry; Gossamer may use its capital resources sooner than it expects; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Gossamer Bio Statement of Operations
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue:
Revenue from sale of licenses	$—	$88,751	$—	$88,751
Revenue from contracts with collaborators	11,489	7,091	21,378	7,091
Total revenue	11,489	95,842	21,378	95,842
Operating expenses:
Research and development	41,575	35,086	79,616	67,478
General and administrative	8,679	8,669	17,337	18,236
Total operating expenses	50,254	43,755	96,953	85,714
Income (loss) from operations	(38,765)	52,087	(75,575)	10,128
Other income (expense)
Interest income	542	1,749	836	2,093
Interest expense	(2,744)	(2,916)	(5,490)	(6,045)
Other income, net	2,694	2,747	5,318	5,563
Total other income, net	492	1,580	664	1,611
Income (loss) before provision for income taxes	(38,273)	53,667	(74,911)	11,739
Provision for income taxes	—	4,435	—	4,435
Net income (loss)	$(38,273)	$49,232	$(74,911)	$7,304
Net income (loss) per share, basic	$(0.17)	$0.22	$(0.33)	$0.03
Net income (loss) per share, diluted	$(0.17)	$0.22	$(0.33)	$0.03
Weighted average common shares outstanding, basic	227,275,466	226,221,202	227,048,022	225,978,219
Weighted average common shares outstanding, diluted	227,275,466	238,543,102	227,048,022	225,978,219

Condensed Consolidated Balance Sheet
(in thousands)

BALANCE SHEET DATA:	June 30, 2025	December 31, 2024
	(unaudited)
Cash, cash equivalents, and marketable securities	$212,918	$294,518
Working capital	182,304	264,878
Total assets	240,925	315,292
Total liabilities	287,032	285,800
Accumulated deficit	(1,343,479)	(1,268,568)
Total stockholders' equity (deficit)	(46,107)	29,492

For Investors and Media:
Bryan Giraudo, Chief Financial Officer & Chief Operating Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com